Exhibit 99.1

NGL Energy Partners LP Announces Full Exercise and Closing of Underwriters’ Over-Allotment Option

TULSA, OKLAHOMA — MAY 24, 2011 — NGL Energy Partners LP (NYSE: NGL), a Delaware limited partnership, announced today the full exercise and closing of the underwriters’ option to purchase 525,000 additional common units representing limited partnership interests at $21.00 per unit, less underwriting discounts and commissions and a structuring fee.  The over-allotment option was granted to the underwriters in connection with NGL’s initial public offering which closed on May 17, 2011.  The full exercise of the option brings the total number of common units sold in the initial public offering to 4,025,000.

Including the additional common units, NGL has received total net proceeds from the initial public offering of approximately $75.5 million, after deducting underwriting discounts and commissions, a structuring fee and offering expenses.  NGL intends to use the net proceeds from the first 3,850,000 common units to repay borrowings under its revolving credit facility and, to the extent that net proceeds remain after all amounts outstanding under its revolving credit facility are repaid, for general partnership purposes, which may include the acquisition of propane and midstream related businesses.  The net proceeds from the remaining 175,000 common units will be used to redeem and cancel an equivalent number of common units from pre-IPO limited partners.

NGL was formed to own and operate a vertically-integrated energy business with three operating segments: midstream, wholesale supply and marketing, and retail propane.  After the closing of the over-allotment option, the public owns a 27.2% limited partner interest in NGL.

Wells Fargo Securities and RBC Capital Markets acted as joint book-running managers for the initial public offering.  SunTrust Robinson Humphrey and BMO Capital Markets acted as lead managers and Baird, Janney Montgomery Scott and BOSC, Inc. acted as co-managers.

This offering of common units is being made only by means of a prospectus, copies of which may be obtained from:

•                  Wells Fargo Securities by telephone at (800) 326-5897, by email at cmclientsupport@wellsfargo.com, or by mail at Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152.

•                  RBC Capital Markets by telephone at (877) 822-4089 or by mail at Attn: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This press release includes forward-looking statements as defined under federal securities laws.  These forward-looking statements involve risks and uncertainties and actual results could differ materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Mary Ann Vassar

Investor Relations

(918) 477-0522

Maryann.Vassar@nglep.com

Craig S. Jones

Chief Financial Officer

(918) 477-0532

Craig.Jones@nglep.com